Exhibit 99.1

Net 1 UEPS Technologies, Inc. Reports 2014 Fourth Quarter and Full Year Results

•	Q4 2014 Revenue and FEPS of $183 million and $0.91, a constant currency increase of 76% and 275% respectively;

•	Received $26.6 million in cash from SASSA related to recovery of implementation expenses;

•	Recognized a $11.3 million non-cash charge related to 2014 BEE transactions; and

•	Reportable operating segments reduced from five to three.

JOHANNESBURG, August 28, 2014 – Net 1 UEPS Technologies, Inc. (Nasdaq: UEPS; JSE: NT1) today released results for the fourth quarter and full-year fiscal 2014.

Summary Financial Metrics

	Three months ended June 30,
			% change	% change
	2014	2013	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	182,753	117,882	55%	76%
GAAP net income	28,584	8,285	245%	291%
Fundamental net income (1)	44,386	12,598	252%	301%
GAAP earnings per share ($)	0.59	0.18	223%	266%
Fundamental earnings per share ($) (1)	0.91	0.28	225%	275%
Fully-diluted shares outstanding (‘000’s)	48,855	45,713	7%
Average period USD/ ZAR exchange rate	10.42	9.19	13%

	Year ended June 30,
			% change	% change
	2014	2013	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	581,656	452,147	29%	54%
GAAP net income	70,111	12,977	440%	545%
Fundamental net income (1)	100,539	34,822	189%	245%
GAAP earnings per share ($)	1.51	0.28	430%	532%
Fundamental earnings per share ($) (1)	2.16	0.76	184%	238%
Fully-diluted shares outstanding (‘000’s)	46,603	45,678	2%
Average period USD/ ZAR exchange rate	10.40	8.71	19%

(1) Fundamental net income and earnings per share are non-GAAP measures and are described below under “Use of Non-GAAP Measures—Fundamental net income and fundamental earnings per share.” See Attachment B for a reconciliation of GAAP net income to fundamental net income and earnings per share.

Factors impacting comparability of our Q4 2014 and Q4 2013 results

  Unfavorable impact from the strengthening of the US dollar against the ZAR: The US dollar appreciated by 13% against the ZAR during Q4 2014, which negatively impacted our reported results;
  $26.6 million recovery of expenses and 2013 implementation costs: Our SASSA contract implementation is complete. In Q4 2014, we received approximately $26.6 million, or approximately $19.1 million, net of tax, from SASSA related to the recovery of additional implementation costs incurred during the beneficiary re-registration process in fiscal 2012 and 2013. Q4 2013 results include implementation-related expenditure, including smart card costs, of approximately $9.0 million;
  Fair value charge resulting from issue of equity instruments pursuant to BEE transactions: The fair value non- cash charge of $11.3 million related to our BEE transactions adversely impacted our reported results during Q4 2014;
  Increased contribution by KSNET: Our results were positively impacted by growth in our South Korean operations;
  Growth in financial services: The expansion of our financial services offering resulted in higher year-over-year revenue and operating income from UEPS-based lending during Q4 2014;
  Ad hoc hardware sales in fiscal 2014: We sold more terminals and cards during Q4 2014 as a result of ad hoc orders received from our customers; and
  Higher revenue resulting from an increase in low-margin prepaid airtime and electricity sales: Our revenue has increased as a result of the growth of our prepaid airtime offering during Q4 2014, which has lower margins compared with our other South African businesses.

Comments and Outlook

“Our results once again demonstrate our ability to implement large and complex national projects efficiently, and to rationalize our cost structure in order to drive margin improvement. We can achieve such results due to our superior technological solutions and their ability to adapt seamlessly to the ever-changing needs of our markets and our customers. More importantly, we have been able to focus our attention on our growth strategy targeting international markets. This strategy is mobile- and payment-centric, and is designed to deliver solutions that incorporate a number of “killer” applications in the space of money transfers, loyalty programs, electronic wallets and secure CNP payments,” said Dr. Serge Belamant, Chairman and CEO of Net1. “Our new streamlined operational teams are ready for significant expansion not only locally but globally as well. This new focused approach will allow us to diversify our risk profile from a geographical, currency and customer point of view. I am delighted with our personnel and their commitments, and strongly believe that we are now entering a period of sustained growth that will result in continued shareholder value creation,” he concluded.

“I am proud of our financial achievements in fiscal 2014, which have provided the catalyst for our expected growth trajectory in fiscal 2015,” said Herman Kotzé, Chief Financial Officer of Net1. “For fiscal 2015, we expect fundamental earnings per share of at least $1.92, assuming a constant currency base of ZAR 10.40/ $1 and a share count of 46 million shares. Our fiscal 2014 fundamental earnings per share included approximately $0.40 related to the recovery of our SASSA implementation costs, which will not recur in fiscal 2015,” he concluded.

Transactions in preparation for any new potential SASSA tender

On August 27, 2014, we entered into a sale and subscription agreement with Business Venture Investments No 1567 (Proprietary) Limited (RF) (“BVI”), one of our BEE partners, in preparation for any new potential SASSA tender. Pursuant to the sale and subscription agreement: (i) we repurchased BVI’s remaining 1,837,432, shares of Net1 common stock for approximately $9.2 million in cash (translated at exchange rates prevailing as of August 27, 2014) and (ii) BVI has subscribed for new ordinary shares of CPS representing approximately 12.5% of CPS’ ordinary shares outstanding after the subscription for $1.4 million in cash (translated at exchange rates prevailing as of August 27, 2014). In connection with transactions described above, the CPS shareholder agreement that was negotiated as part of the original December 2013 Relationship Agreement became effective.

Change to internal reporting structure and restatement of previously reported information

In June 2014 we streamlined our operating structure and accordingly our reporting segments have been consolidated from five to three: South African transaction processing, International transaction processing and Financial inclusion and applied technologies. Previously reported information has been restated. For further information refer to Note 23 to our 2014 annual financial statements contained in our report on Form 10-K filed with the United States Securities and Exchange Commission on August 28, 2014. Attachment D presents our quarterly operating segment revenue and operating income results for fiscal 2014, 2013 and 2012.

Results of Operations by Segment and Liquidity

Our operating metrics will be updated and posted on our website (www.net1.com).

     South African transaction processing

The South African transaction processing segment consists mainly of pension and welfare benefit distribution services provided to the South African government, and transaction processing for retailers, utilities, medical-related claim service customers and banks.

Segment revenue was $88.3 million in Q4 2014, up 52% compared with Q4 2013 in USD and up 72% on a constant currency basis. In ZAR, increase in segment revenue was primarily due to the recovery of $26.6 million in implementation costs related to our SASSA contract and more low-margin transaction fees generated from beneficiaries using the South African National Payment System. Segment operating income margin was 44% and (0)%, respectively, and increased primarily due to the recovery of SASSA implementation costs. Segment operating income margin excluding the recovery of implementation costs was 20% for Q4 2014.

     International transaction processing

     The International transaction processing segment consists mainly of payment processing services to merchants and card issuers in South Korea. The segment also generates transaction fee revenue from transaction processing of UEPS-enabled smartcards in Botswana and transaction processing of medical-related claims in the United States. KSNET contributes the majority of our revenues and operating income in this segment. Segment revenue was $42.2 million in Q4 2014, up 17% compared with Q4 2013 in USD and 32% on a constant currency basis. Revenue increased primarily due to increased transaction processing activities in South Korea during Q4 2014. Operating income in Q4 2014 was higher due to an increase in revenue contribution from KSNET, which was partially offset by ongoing losses related to our XeoHealth launch in the United States, as well as ongoing competition in the South Korean marketplace. Segment operating income margin in Q4 2014 and Q4 2013 was 16% and 15%, respectively.

     Financial inclusion and applied technologies

The Financial inclusion and applied technologies segment includes our smart card accounts, lending and life insurance businesses. This segment also includes the economics from merchants and card holders using our merchant acquiring system, the sale of prepaid products (electricity and airtime) and the sale of hardware and software.

Segment revenue was $64.1 million in Q4 2014, up 116% compared with Q4 2013 in USD and 146% on a constant currency basis, and increased primarily due to higher mobile-based prepaid airtime sales, an increase in the number of UEPS-based loans as we rolled out our product nationally, an increase in intersegment revenues and more ad hoc terminal and smart card sales. Segment operating income margin was 28% and 48%, respectively, and decreased primarily as a result of more low-margin prepaid airtime and hardware sales.

     Corporate/eliminations

Corporate/eliminations includes our head office cost center, the amortization of acquisition-related intangible assets and once-off events, including in 2014, the equity instrument charges related to our BEE transactions, and the net loss for the deconsolidation of subsidiaries and businesses.

The increase in our corporate expenses resulted primarily from the non-cash charge related to the equity instruments issued pursuant to our BEE transactions, increases in general corporate audit fees, executive emoluments and other corporate head office-related expenses, all of which were partially offset by lower US government investigation and US lawsuit expenses.

     Cash flow and liquidity

At June 30, 2014, we had cash and cash equivalents of $58.7 million, up from $53.7 million at June 30, 2013. The increase in our cash balances from June 30, 2013, was primarily due to higher cash generated from our core business and the recovery of implementation costs from SASSA, which was partially offset by higher corporate tax payments, the expansion of our UEPS-based lending business, acquisition of terminals to maintain and expand our South Korean business activities, the repayment of a portion of our South Korean debt and acquisition of substantially all of the remaining shares of KSNET that we did not already own.

Excluding the impact of interest received, interest paid under our South Korean debt, taxes and recovery of implementation costs from SASSA, the decrease in cash from operating activities resulted from the expansion of our UEPS-based lending book, offset by cash inflows from improved trading activity and the substantial elimination of implementation costs in fiscal 2014. Capital expenditures for Q4 2014 and 2013 were $6.6 million and $5.6 million, respectively, and have increased primarily due to the acquisition of more payment processing terminals in South Korea.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

     Fundamental net income and fundamental earnings per share

Fundamental net income and earnings per share is GAAP net income and earnings per share adjusted for (1) the amortization of acquisition-related intangible assets (net of deferred taxes), (2) stock-based compensation charges and (3) unusual non-recurring items, including the amortization of KSNET debt facility fees, transaction-related costs and US government investigations-related and US lawsuit expenses; as well as in fiscal 2014, the equity instruments charged related to our December 2013 BEE transactions and the net loss on deconsolidation of subsidiaries and business, net of tax. Management believes that the fundamental net income and earnings per share metric enhances its own evaluation, as well as an investor’s understanding, of our financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

     Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards.

HEPS basic and diluted is calculated as GAAP net income adjusted for the profit on sale of property, plant and equipment, and, in 2014, the net loss on deconsolidation of subsidiaries and asset group, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted and the calculation of the denominator for headline diluted earnings per share.

Conference Call

We will host a conference call to review Q4 2014 results on August 29, 2014, at 8:00 Eastern Time. To participate in the call, dial 1-855-481-5362 (US and Canada), 0808-162-4061 (U.K. only) or 0-800-200-648 (South Africa only) ten minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least ten minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through September 21, 2014.

Fiscal 2015 earnings call dates

We expect to host quarterly conference calls to review our fiscal 2015 quarterly results in accordance with the schedule provided in the table below:

Conference call to review quarter ended:	Tentative date
September 30, 2014 (Q1, 2015)	November 7, 2014
December 31, 2014 (Q2, 2015)	February 6, 2015
March 31, 2015 (Q3, 2015)	May 8, 2015
June 30, 2015 (Q4, 2015)	August 21, 2015

The dates provided above are tentative and we will confirm the final dates and dial-in details closer to the quarterly conference call date.

About Net1 (www.net1.com)

Net1 is a leading provider of alternative payment systems that leverage its Universal Electronic Payment System (“UEPS”), to facilitate biometrically secure, real-time electronic transaction processing to unbanked and under-banked populations of developing economies around the world in an online or offline environment. Net1's UEPS/EMV solution is interoperable with global EMV standards that seamlessly permit access to all the UEPS functionality in a traditional EMV environment. In addition to payments, UEPS can be used for banking, healthcare management, payroll, remittances, voting and identification.

Net1 operates market-leading payment processors in South Africa and the Republic of Korea. In addition, Net1's proprietary MVC technology offers secure mobile payments and banking services in developed and emerging countries.

Net1 has a primary listing on NASDAQ and a secondary listing on the Johannesburg Stock Exchange.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause our actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in our filings with the Securities and Exchange Commission. We undertake no obligation to revise any of these statements to reflect future events.

Investor Relations Contact:
Dhruv Chopra
Head of Investor Relations
Phone: +1 917-767-6722
Email: dchopra@net1.com

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Unaudited		(A)
	Three months ended		Year ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)

REVENUE	$182,753	$117,882	$581,656	$452,147

EXPENSE

Cost of goods sold, IT processing, servicing and support	72,641	53,045	260,232	196,834

Selling, general and administration	46,156	41,698	168,072	191,552

Equity instruments issued pursuant to BEE transactions	11,268	-	11,268	-

Depreciation and amortization	10,041	9,548	40,286	40,599

OPERATING INCOME	42,647	13,591	101,798	23,162

INTEREST INCOME	4,824	3,888	14,817	12,083

INTEREST EXPENSE	1,761	1,849	7,473	7,966

INCOME BEFORE INCOME TAX EXPENSE	45,710	15,630	109,142	27,279

INCOME TAX EXPENSE	17,260	7,484	39,379	14,656

NET INCOME BEFORE EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	28,450	8,146	69,763	12,623

EARNINGS FROM EQUITY-ACCOUNTED INVESTMENTS	96	147	298	351

NET INCOME	28,546	8,293	70,061	12,974

ADD (LESS) NET LOSS (INCOME) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	(38)	8	(50)	(3)

NET INCOME ATTRIBUTABLE TO NET1	$28,584	$8,285	$70,111	$12,977

Net income per share, in United States dollars

Basic earnings attributable to Net1 shareholders	$0.59	$0.18	$1.51	$0.28

Diluted earnings attributable to Net1 shareholders	$0.59	$0.18	$1.50	$0.28

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(A)	(A)
	June 30,	June 30,
	2014	2013
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$58,672	$53,665
Pre-funded social welfare grants receivable	4,809	2,934
Accounts receivable, net of allowances	148,067	102,614
Finance loans receivable, net of allowances	53,124	8,350
Inventory	10,785	12,222
Deferred income taxes	7,451	4,938
Total current assets before settlement assets	282,908	184,723
Settlement assets	725,987	752,476
Total current assets	1,008,895	937,199
PROPERTY, PLANT AND EQUIPMENT, net	47,797	48,301
EQUITY-ACCOUNTED INVESTMENTS	878	1,183
GOODWILL	186,576	175,806
INTANGIBLE ASSETS, net	68,514	77,257
OTHER LONG-TERM ASSETS, including reinsurance assets	38,285	36,576
TOTAL ASSETS	1,350,945	1,276,322
LIABILITIES
CURRENT LIABILITIES
Accounts payable	17,101	26,567
Other payables	42,257	33,808
Current portion of long-term borrowings	14,789	14,209
Income taxes payable	7,676	2,275
Total current liabilities before settlement obligations	81,823	76,859
Settlement obligations	725,987	752,476
Total current liabilities	807,810	829,335
DEFERRED INCOME TAXES	15,522	18,727
LONG-TERM BORROWINGS	62,388	66,632
OTHER LONG-TERM LIABILITIES, including insurance policy liabilities	23,477	21,659
TOTAL LIABILITIES	909,197	936,353
COMMITMENTS AND CONTINGENCIES
EQUITY
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury - 2014: 47,819,299; 2013: 45,592,550	63	59
PREFERRED STOCK
Authorized shares: 50,000,000 with $0.001 par value; Issued and outstanding shares, net of treasury: 2014: -; 2013: -	-	-
ADDITIONAL PAID-IN-CAPITAL	202,401	160,670
TREASURY SHARES, AT COST: 2014: 15,883,212; 2013: 13,455,090	(200,681)	(175,823)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(82,741)	(100,858)
RETAINED EARNINGS	522,729	452,618
TOTAL NET1 EQUITY	441,771	336,666
NON-CONTROLLING INTEREST	(23)	3,303
TOTAL EQUITY	441,748	339,969
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,350,945	$1,276,322

(A) – Derived from audited financial statements

NET 1 UEPS TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Unaudited		A
	Three months ended		Year ended
	June 30,		June 30,
	2014	2013	2014	2013
	(In thousands)		(In thousands)
Cash flows from operating activities
Net income	$28,546	$8,293	$70,061	$12,974
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,041	9,548	40,286	40,599
Earnings from equity-accounted investments	(96)	(147)	(298)	(351)
Fair value adjustment	(104)	223	(55)	631
Interest payable	404	950	2,100	4,313
Facility fee amortized	81	67	738	302
(Profit) Loss on disposal of property, plant and equipment	(392)	193	(434)	110
Loss on deconsolidation of subsidiaries and business	55	-	55	-
Stock compensation charge, net of forfeitures	898	582	3,718	3,907
Fair value of BEE equity instruments granted	11,268	-	11,268	-
Increase in accounts and finance loans receivable, and pre-funded grants receivable	(33,926)	(1,739)	(101,447)	(5,726)
(Increase) Decrease in inventory	(199)	(630)	780	(2,890)
Increase in accounts payable and other payables	23,566	9,868	12,671	8,113
(Decrease) Increase in taxes payable	(3,908)	(3,102)	5,523	(2,748)
(Decrease) Increase in deferred taxes	(4,802)	816	(7,821)	(3,317)
Net cash provided by operating activities	31,432	24,922	37,145	55,917
Cash flows from investing activities
Capital expenditures	(6,597)	(5,644)	(23,906)	(22,747)
Proceeds from disposal of property, plant and equipment	866	123	2,990	510
Net cash outflow from sale of MediKredit	(669)	-	(669)	-
Proceeds from sale of business	186	-	186	-
Capital reduction/ repayment of loan by equity- accounted investment	564	-	539	3
Acquisitions, net of cash acquired	-	-	-	(2,143)
Other investing activities, net	-	-	570	545
Net change in settlement assets	20,059	(255,565)	(1,350)	(423,984)
Net cash provided by (used in) investing activities	14,409	(261,086)	(21,640)	(447,816)
Cash flows from financing activities
Repayment of long-term borrowings	-	(7,201)	(87,008)	(14,508)
Long-term borrowings obtained	1,044	-	73,677	-
Proceeds from bank overdraft	-	-	24,580	-
Repayment of bank overdraft	-	-	(23,335)	-
Acquisition of interests in KSNET	-	-	(1,968)	-
Payment of facility fee	-	-	(872)	-
Proceeds from issue of common stock	110	-	198	240
Net change in settlement obligations	(20,059)	255,565	1,350	423,984
Net cash (used in) provided by financing activities	(18,905)	248,364	(13,378)	409,716
Effect of exchange rate changes on cash	861	(1,151)	2,880	(3,275)
Net increase in cash and cash equivalents	27,797	11,049	5,007	14,542
Cash and cash equivalents – beginning of period	30,875	42,616	53,665	39,123
Cash and cash equivalents – end of period	$58,672	$53,665	$58,672	$53,665

(A) – Derived from audited financial statements

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended June 30, 2014 and 2013 and March 31, 2014

						Change – constant
				Change - actual		exchange rate(1)
				Q4 ‘14	Q4 ‘14	Q4 ‘14	Q4 ‘14
				vs	vs	vs	vs
Key segmental data, in $ ’000,	Q4 ‘14	Q4 ‘13	Q3 ‘14	Q4‘13	Q3 ‘14	Q4‘13	Q3 ‘14
Revenue:
South African transaction processing	$88,265	$58,196	$57,397	52%	54%	72%	47%
International transaction processing	42,201	36,193	35,245	17%	20%	32%	15%
Financial inclusion and applied technologies	64,093	29,609	56,226	116%	14%	146%	9%
Subtotal: Operating segments	194,559	123,998	148,868	57%	31%	78%	25%
Intersegment eliminations	(11,806)	(6,116)	(10,742)	93%	10%	119%	5%
Consolidated revenue	$182,753	$117,882	$138,126	55%	32%	76%	27%

Operating income (loss):
South African transaction processing	$38,675	($197)	$9,137	nm	323%	nm	306%
International transaction processing	6,647	5,263	4,642	26%	43%	43%	37%
Financial inclusion and applied technologies	18,126	14,254	16,459	27%	10%	44%	6%
Subtotal: Operating segments	63,448	19,320	30,238	228%	110%	273%	101%
Corporate/Eliminations	(20,801)	(5,729)	(6,289)	263%	231%	312%	217%
Consolidated operating income (loss)	$42,647	$13,591	$23,949	214%	78%	256%	71%

Operating income margin (%)
South African transaction processing	44%	(0% )	16%
International transaction processing	16%	15%	13%
Financial inclusion and applied technologies	28%	48%	29%
Consolidated operating margin	23%	12%	17%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the fourth quarter of fiscal 2014 also prevailed during the fourth quarter of fiscal 2013 and the third quarter of fiscal 2014.

Year ended June 30, 2014 and 2013

				Change –
				constant
			Change -	exchange
			actual	rate(1)
			F2014	F2014
			vs	vs
Key segmental data, in ’000, except margins	F2014	F2013	F2013	F2013
Revenue:
South African transaction processing	$261,577	$242,739	8%	29%
International transaction processing	152,725	135,954	12%	34%
Financial inclusion and applied technologies	207,595	108,001	92%	129%
Subtotal: Operating segments	621,897	486,694	28%	53%
Intersegment eliminations	(40,241)	(34,547)	16%	39%
Consolidated revenue	$581,656	$452,147	29%	54%

Operating income (loss):
South African transaction processing	$61,401	($21,316)	nm	nm
International transaction processing	21,952	14,208	55%	84%
Financial inclusion and applied technologies	60,685	57,491	6%	26%
Subtotal: Operating segments	144,038	50,383	186%	241%
Corporate/Eliminations	(42,240)	(27,221)	55%	85%
Consolidated operating income (loss)	$101,798	$23,162	340%	425%

Operating income margin (%)
South African transaction processing	23%	(9% )
International transaction processing	14%	10%
Financial inclusion and applied technologies	29%	53%
Overall operating margin	18%	5%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during fiscal 2014 also prevailed during fiscal 2013.

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income and earnings per share, basic, to fundamental net income and earnings per share, basic:

Three months ended June 30, 2014 and 2013

			EPS,				EPS,
	Net income		basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP	28,584	8,285	0.59	0.18	297,897	76,109	6.12	1.67

Intangible asset amortization, net .	2,960	2,888			30,842	26,520
Stock-based compensation charge	922	582			9,609	5,346
Facility fees for KSNET debt	79	67			823	615
US government investigations- related and US lawsuit expenses	53	776			552	7,129
BEE equity instruments charge	11,268	-			118,740	-
Net loss on deconsolidation of subsidiaries and business, net of tax	443	-			4,617	-
Transaction-related costs	77	-			806	-
Fundamental	44,386	12,598	0.91	0.28	463,886	115,719	9.53	2.54

Year ended June 30, 2014 and 2013

							EPS,
	Net income		EPS, basic		Net income		basic
	(USD’000)		(USD)		(ZAR’000)		(ZAR)
	2014	2013	2014	2013	2014	2013	2014	2013

GAAP	70,111	12,977	1.51	0.28	728,916	113,035	15.68	2.48

Intangible asset amortization, net .	12,490	13,679			129,846	119,155
Stock-based compensation charge	2,914	3,907			30,296	34,032
Facility fees for KSNET debt	657	302			6,831	2,631
US government investigations- related and US lawsuit expenses	2,579	3,888			26,813	33,866
BEE equity instruments charge	11,268	-			118,740	-
Net loss on deconsolidation of subsidiaries and business, net of tax	443	-			4,606	-
Transaction-related costs	77	69			806	601
Fundamental	100,539	34,822	2.16	0.76	1,046,854	303,320	22.52	6.66

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended June 30, 2014 and 2013

	2014	2013

Net income (USD’000)	28,584	8,285
Adjustments:
Loss on deconsolidation of subsidiaries and business	55	-
(Profit) Loss on sale of property, plant and equipment	(392)	193
Tax effects on above	(287)	(54)

Net income used to calculate headline earnings (USD’000)	27,960	8,424
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	48,695	45,593
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	48,855	45,713
Headline earnings per share:
Basic, in USD	0.57	0.18
Diluted, in USD	0.57	0.18

Year ended June 30, 2014 and 2013

	2014	2013

Net income (USD’000)	70,111	12,977
Adjustments:
Loss on deconsolidation of subsidiaries and business	55	-
(Profit) Loss on sale of property, plant and equipment	(434)	110
Tax effects on above	(276)	(31)

Net income used to calculate headline earnings (USD’000)	69,456	13,056
Weighted average number of shares used to calculate net income per share basic earnings and headline earnings per share basic earnings (‘000)	46,484	45,553
Weighted average number of shares used to calculate net income per share diluted earnings and headline earnings per share diluted earnings (‘000)	46,603	45,678
Headline earnings per share:
Basic, in USD	1.49	0.29
Diluted, in USD	1.49	0.29

Calculation of the denominator for headline diluted earnings per share

	Q4 ‘14	Q4 ‘13	F2014	F2013

Basic weighted-average common shares outstanding and unvested restricted shares expected to vest under GAAP	48,695	45,593	46,484	45,553
Effect of dilutive securities under GAAP	160	120	119	125
Denominator for headline diluted earnings per share	48,855	45,713	46,603	45,678

Weighted average number of shares used to calculate headline earnings per share diluted represent the denominator for basic weighted-average common shares outstanding and unvested restricted shares expected to vest plus the effect of dilutive securities under GAAP. We use this number of fully-diluted shares outstanding to calculate headline earnings per share diluted because we do not use the two-class method to calculate headline earnings per share diluted.

Net 1 UEPS Technologies, Inc.

Attachment D

Presentation of quarterly revenue and operating income by segment for fiscal 2012 to 2014

     The tables below present quarterly revenue and operating income generated by our three reportable segments for the fiscal 2014, 2013 and 2012, and reconciliations to consolidated revenue and operating income (loss), as well as the US dollar/ ZAR exchange rates applicable per fiscal quarter and year:

	In United States Dollars (US GAAP)
	Fiscal 2014
	Quarter	Quarter	Quarter	Quarter	Full
	1	2	3	4	Year
Operating Segment	$’000	$’000	$’000	$’000	$’000
Revenue:
South African transaction processing	57,161	58,754	57,397	88,265	261,577
International transaction processing	37,541	37,738	35,245	42,201	152,725
Financial inclusion and applied technologies	36,796	50,480	56,226	64,093	207,595
Subtotal: Operating segments	131,498	146,972	148,868	194,559	621,897
Intersegment eliminations	(8,004)	(9,689)	(10,742)	(11,806)	(40,241)
Consolidated revenue	123,494	137,283	138,126	182,753	581,656
Operating (loss) income:
South African transaction processing	6,461	7,128	9,137	38,675	61,401
International transaction processing	5,524	5,139	4,642	6,647	21,952
Financial inclusion and applied technologies	12,835	13,265	16,459	18,126	60,685
Subtotal: Operating segments	24,820	25,532	30,238	63,448	144,038
Corporate/Eliminations	(8,420)	(6,730)	(6,289)	(20,801)	(42,240)
Consolidated operating income	16,400	18,802	23,949	42,647	101,798

Income and expense items: $1 = ZAR	10.00	10.16	10.87	10.42	10.40

	In United States Dollars (US GAAP)
	Fiscal 2013
	Quarter	Quarter	Quarter	Quarter	Full
	1	2	3	4	Year
Operating Segment	$’000	$’000	$’000	$’000	$’000
Revenue:
South African transaction processing	62,420	61,708	60,415	58,196	242,739
International transaction processing	32,397	33,664	33,700	36,193	135,954
Financial inclusion and applied technologies	26,615	25,563	26,214	29,609	108,001
Subtotal: Operating segments	121,432	120,935	120,329	123,998	486,694
Intersegment eliminations	(9,750)	(9,493)	(9,188)	(6,116)	(34,547)
Consolidated revenue	111,682	111,442	111,141	117,882	452,147
Operating (loss) income:
South African transaction processing	(3,299)	(6,233)	(11,587)	(197)	(21,316)
International transaction-based activities	3,329	3,583	2,033	5,263	14,208
Financial inclusion and applied technologies	14,913	14,286	14,038	14,254	57,491
Subtotal: Operating segments	14,943	11,636	4,484	19,320	50,383
Corporate/Eliminations	(5,618)	(6,664)	(9,210)	(5,729)	(27,221)
Consolidated operating income (loss) .	9,325	4,972	(4,726)	13,591	23,162

Income and expense items: $1 = ZAR	8.26	8.74	8.47	9.19	8.71

	In United States Dollars (US GAAP)
	Fiscal 2012
	Quarter	Quarter	Quarter	Quarter	Full
	1	2	3	4	Year
Operating Segment	$’000	$’000	$’000	$’000	$’000
Revenue:
South African transaction processing	45,632	43,985	43,753	61,260	194,630
International transaction processing	31,053	29,446	28,635	31,491	120,625
Financial inclusion and applied technologies	24,454	19,771	19,591	26,976	90,792
Subtotal: Operating segments	101,139	93,202	91,979	119,727	406,047
Intersegment eliminations	(1,213)	(1,144)	(1,315)	(12,111)	(15,783)
Consolidated revenue	99,926	92,058	90,664	107,616	390,264
Operating (loss) income:
South African transaction processing	17,001	13,549	5,590	(2,234)	33,906
International transaction processing	4,346	3,519	3,295	3,489	14,649
Financial inclusion and applied technologies	11,968	9,479	9,078	15,359	45,884
Subtotal: Operating segments	33,315	26,547	17,963	16,614	94,439
Corporate/Eliminations	(2,469)	(6,319)	(5,485)	(19,016)	(33,289)
Consolidated operating income (loss) .	30,846	20,228	12,478	(2,402)	61,150

Income and expense items: $1 = ZAR	7.09	8.18	7.85	8.03	7.72